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                                                                     EXHIBIT 3.1

                           SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            LITTLE SWITZERLAND, INC.

     Little Switzerland, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation (the "Corporation") is Little Switzerland, Inc. The Corporation was originally incorporated under the same name, and the date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was May 23, 1991. The date of the filing of its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was July 15, 1991.

     2. This Second Amended and Restated Certificate of Incorporation amends, integrates and restates in its entirety the provisions of the Amended and Restated Certificate of Incorporation, and was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL").

     3. The text of the Amended and Restated Certificate of Incorporation is hereby further amended and restated to read as herein set forth in full.

     FIRST:   The name of the Corporation is Little Switzerland, Inc.

     SECOND: The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, New Castle County. The name of its registered agent at that address is Corporation Service Company.

     THIRD:   The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

     FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is thirty million (30,000,000) shares, of which (a) twenty-five million (25,000,000) shares shall be common stock, par value $0.01 per share (the "common stock"), and (b) five million (5,000,000) shares shall be preferred stock, par value $0.01 per share (the "preferred stock"). The shares of preferred stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issuance of all or any of the shares of the preferred stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications,

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limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL.

     FIFTH:   A director of the Corporation shall, to the full extent permitted by the DGCL as it now exists or as it may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article FIFTH, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article FIFTH, shall eliminate or reduce the effect of this Article FIFTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article FIFTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     SIXTH:   The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     SEVENTH: The election of directors of the Corporation need not be by written ballot unless the By-Laws of the Corporation shall so provide.

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     IN WITNESS WHEREOF, the undersigned, being the President of Little
Switzerland, Inc., does hereby execute this Second Amended and Restated Certificate of Incorporation as of the 15th day of February, 2002.

                                       LITTLE SWITZERLAND, INC.


                                       By:
                                          --------------------------------------
                                          Robert L. Baumgardner
                                          President and Chief Executive Officer


ATTESTED TO:


------------------------
Jack P. Jackson
Secretary